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                              EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the incorporation by reference in this registration statement of ThrustMaster, Inc. and its subsidiaries on Form S-3 of our report dated January 25, 1999, except as to Note 14, which is as of January 28, 1999, and except as to Notes 1 and 3, which are as of July 26, 1999, on our audits of the consolidated financial statements of ThrustMaster, Inc. and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in the Preliminary Proxy Statement dated September 1, 1999.

                                       /s/ PRICEWATERHOUSECOOPERS LLP

                                       Portland, Oregon
                                       September 9, 1999